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                                                                EXHIBIT 10.43.2
                                                                ---------------
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
Hong Kong Main Office:  1 Queen's Road Central, Hong Kong
Ref:  Corporate & Institutional Banking
      - Textiles & Garments Division
CONFIDENTIAL


Tarrant Co. Ltd.
13/F & 14/F, Lladro Centre
72-80 Hoi Yuen Road, Kwun Tong
Kowloon                                                16 April 1998

Attention:  Mr. Mark Kristof


Dear Sirs:

BANKING FACILITIES

We refer to our recent discussions and are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below and subject to the satisfactory completion of the security below. These facilities are subject to review at any time and, in any event by 31 March 1999 and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.


Import/Export Facilities
------------------------

Documentary Credits to your suppliers             USD33,000,000
on an 'export-will-buy' basis.                    or HKD
                                                  equivalent
Bills received under these Documentary
Credits will be paid from purchase or
collection proceeds of export D/P or
DC bills or inward remittance.

within which
------------

Goods under your control and/or Trust             (USD25,000,000)
Receipts and/or D/A bills purchased for           or HKD
finished goods and fabric on approved             equivalent
drawees. Such D/A bills to have a fixed maturity date of 45 days from date of bill of exchange for finished goods only.

A sub-limit of USD10,000,000 will also be available for Marble Ltd within which Trust Receipts and/or D/A bills purchased for finished goods for USD8,000,000.


GPO Box 64, Hong Kong
Telephone: 2822 1111  Telex: 73205 HSBC HX  Telegrams:  Hongbank Hongkong
Facsimile:
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Tarrant Co Ltd                                                     16 April 1998
                                     Page 2

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Within the above Import/Export (TR/DA) limits, you may issue documentary credits to your suppliers covering fabric purchases up to USD15,000,000 or equivalent with import loan facilities in either HKD or foreign currency for up to 45 days.

Interest on import loans in (a) HKD will be charged on a daily basis at 1/2% per annum over our best lending rate and (b) in foreign currencies at 1/2% per annum over the respective foreign currency best lending rate, payable monthly in arrears to the debit of your current account.

Interest on D/A will be charged on a daily basis at our best lending rate, and payable monthly in arrears to the debit of your current account.

Within the above Import/Export (TR/DA) limits, you may utilize overdraft facilities up to HKD12,000,000 (previously HKD7,800,000) of which HKD2,000,000 will be available for Marble Ltd. Interest will be charged on daily balances at 3/4% per annum over our HKD best lending rate and payable monthly in arrears to the debit of your current account.

Our HKD and USD best lending rates are currently 10% per annum and 7.25% per annum respectively, but subject to fluctuation at our discretion.

Guarantee issued on your behalf in favour of:
--------------------------------------------

China Light & Power Co Ltd                        HKD 115,000


Security
--------

As security, we continue to hold:

1) An original key man life insurance policy covering Mr. Gerard Guez for USD6,000,000 assigned in our favour.

2) A UCC-1 filing on the inventory of Tarrant Apparel Group in the USA (excluding domestic inventory).

3) Intercreditor Agreement dated 1 November 1996 regarding Inventory charged by UCC-1 filing between ourselves and Standard Chartered Bank.

4) A Tripartite Agreement between Hongkong Bank, NationsBanc Commercial Corporation and Tarrant Apparel Group whereby 30% of factored proceeds are assigned to us and used to retire DA bills drawn on Tarrant Apparel Group (dba Fashion Resource Inc) by Tarrant Co Ltd.

5) Special Deposit Account Agreement among Union Bank of California N A, Tarrant Apparel Group and ourselves with temporary suspension letter dated 21 May 1997 prepared by Walker, Wright, Tyler & Ward LLP acknowledged and agreed by the relative parties.
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Tarrant Co Ltd                                                     16 April 1998
                                     Page 3

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Security (Cont'd)
--------

6) Intercreditor Agreement dated 18 July 1997 with the CIT Group regarding Tarrant Apparel Group accounts receivable due from Lerner New York and Target Stores.

7) A security agreement between ourselves and Tarrant Apparel Group dated 6 June 1995 relating to bills of exchange drawn by Tarrant Company Limited on Tarrant Apparel Group (dba Fashion Resource Inc).

8) An Unlimited Continuing Guarantee dated 11 March 1996 from Tarrant Apparel Group dba Fashion Resource Inc together with resolution and Certificate of Incumbency both dated 11 March 1996 and Counsel Opinion dated 13 March 1996.

9) A security agreement between ourselves and Tarrant Apparel Group dated 6 June 1995 relating to the guarantee dated 30 October 1992 from Tarrant Apparel Group dba Fashion Resource Inc securing these facilities.

10) A Letter of Undertaking from Tarrant Apparel Group with board resolution stating that:

     a) Tarrant Apparel Group will maintain its tangible net worth at a level in excess of USD30,000,000 at all times.

         Tangible net worth is defined as the aggregate of the paid up capital, reserves and retained profits, or losses, after deducting all amounts attributable to goodwill, licenses and all other assets which would be treated as intangibles under generally accepted accounting principals in Hong Kong or the USA.

     b) Tarrant Apparel Group's debt to equity ratio must not exceed 2.0:1 at each audited financial year end.

         The debt to equity ratio is defined as total liabilities (current & long term) divided by tangible net worth.

     c) Tarrant Apparel Group's operations may not have net losses in any two consecutive quarters.

     d) Any mergers or acquisitions which are approved by Tarrant Apparel Group's board of directors will be notified to us in writing within 24 hours.

11) A Negative Pledge dated 14 February 1996 from Tarrant Co Ltd together with Minutes of Meeting dated 14 February 1996.

12)  A Negative Pledge from Tarrant Apparel Group.
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Tarrant Co Ltd                                                     16 April 1998
                                     Page 4

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Additional Security
-------------------

1) An unlimited guarantee from Tarrant Co Ltd together with a certified copy of a Board Resolution covering banking facilities to Marble Ltd in substantially the form of that enclosed with this facility letter. We enclose our standard form of guarantee for your completion and return.

Please arrange for the authorized signatories of your company and Marble Ltd, in accordance with the terms of the mandates given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

A review fee of USD1,000 will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

The above offer will remain open for your acceptance until 30 April 1998 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully,



/s/Terence Chiu
-------------------------------------
Terence Chiu
Senior Corporate Relationship Manager

Enc

/al


Accepted and agreed



/s/ Gerard Guez
------------------------------------
Gerard Guez
Chairman and Chief Executive Officer